TECTON CORPORATION,

a Nevada corporation

ENDURANCE EXPLORATIONS GROUP, LLC,

a Florida limited liability company

(100% owned by Tecton)

DEEP OCEAN RESEARCH,

a Panamanian company

(100% owned by Endurance)